Filed Pursuant to Rule 433
Registration No. 333-138755
333-138755-01
Final Term Sheet
May 2, 2008
Textron Financial Corporation
$75,000,000 Reopening of 5.4% Fixed Rate Notes due 2013

Issuer:	Textron Financial Corporation
Ratings:	A3/A-/A- (Stable/Stable/Positive)
Format:	SEC Registered
Ranking:	Senior Unsecured
Issue of Securities:	Medium-Term Notes, Series F due April 28, 2013
Principal Amount:	$75,000,000
Trade Date:	May 2, 2008
Settlement Date:	May 7, 2008
Maturity Date:	April 28, 2013
Interest Payment Dates:	Semi-annually on each April 28 and October 28
First Pay Date:	October 28, 2008
Pricing Benchmark:	3.125% Treasury Notes due April, 2013
Treasury Yield:	3.151%
Treasury Price:	99.2825%
Re-Offer Spread:	UST + 225 basis points
Coupon:	5.40%
Reopen Yield:	5.401%
Price:	99.994%
Accrued Interest to Issuer:	$101,250.00
Gross Fees:	0.40%
Day Count:	30/360
CUSIP:	88319QM59
All-in price:	99.594%
Proceeds to Issuer:	$74,796,750 (includes Accrued Interest)
Lead Manager:	HSBC Securities (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The notes offered by this pricing supplement form a part of the same series as, and are fungible with, our outstanding notes due April 28, 2013 that were traded on April 23, 2008. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $375,000,000.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275 ext. 2663, Deutsche Bank Securities Inc. at 1-800-503-4611, HSBC Securities (USA) Inc. at 1-866-811-8049, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at
1-866-500-5408.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.